Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement on Form S-8 of our report on the consolidated financial statements and consolidated financial statement schedule of Lorillard, Inc. and subsidiaries (a wholly-owned subsidiary of Loews Corporation) dated February 26, 2008 (April 16, 2008 as to paragraphs 9 and 14 of Note 1, and May 7, 2008, as to Note 12), (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the change in methods of accounting for income tax contingencies in 2007 and defined benefit pension and postretirement plans in 2006), appearing in the Prospectuses, which are part of Registration Statement No. 333-149051 on Form S-4.

We also consent to the reference to us under the heading “Independent Registered Public Accountant” in such Prospectuses.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

June 11, 2008